Exhibit 99.1

NEWS RELEASE
Contact:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.  RECEIVES REQUISITE CONSENTS IN SOLICITATION OF ITS 10½% SENIOR DISCOUNT NOTES DUE 2012

DALLAS, TEXAS – JULY 29, 2005 – Reddy Ice Holdings, Inc. (“Reddy Ice”) announced that on July 28, in connection with the consent solicitation for its $151,000,000 aggregate principal amount at maturity of 10½% senior discount notes due 2012 (the “Notes”), it had received the requisite consents from registered holders of the Notes to amend the indenture governing the Notes (the “Indenture”).

As of 5:00 p.m., New York City time, on July 28, 2005, consents had been received with respect to approximately 97.7% of the outstanding principal amount at maturity of the Notes.

Reddy Ice and U.S. Bank National Association, the trustee under the Indenture, have executed a supplemental indenture to the Indenture in order to effect the proposed amendments to the Notes and the Indenture, as provided in Reddy Ice’s Consent Solicitation Statement, dated July 19, 2005.  However, the amendments will not become operative with respect to the Notes until Reddy Ice makes the consent payment pursuant to the consent solicitation.

The consent and supplemental indenture conditions have been satisfied with respect to the Notes and consents may not be revoked.  The consent solicitation is subject to the satisfaction of certain additional conditions, including Reddy Ice having available funds sufficient to pay the consent payment from the anticipated proceeds of an offering of equity by Reddy Ice in connection with the initial public offering of its common stock.  In the event that the consent solicitation is withdrawn or otherwise not completed, the consent payment will not be paid or become payable to holders of the Notes who have delivered consents.  Reddy Ice expects that the consent payment will be made promptly after the satisfaction of all conditions.

The terms of the consent solicitation are described in Reddy Ice’s Consent Solicitation Statement, dated July 19, 2005, and the related Letter of Consent.  Copies of the Consent Solicitation Statement and related documents may be obtained from the Information Agent for the consent solicitation, Morrow & Co., Inc., at (800) 654-2468 (US toll-free) or (212) 754-8000 (collect).

Bear, Stearns & Co. Inc. is the Solicitation Agent for the consent solicitation.  Questions regarding the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-BEAR (U.S. toll-free) or (877) 696-2327 (U.S. toll-free).

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.  The solicitation is being made solely by the Consent Solicitation Statement dated July 19, 2005.

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements.  We believe the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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